1615 Poydras St. ▪ New Orleans, LA 70112	Financial and Media Contact:
David P. Joint
(504) 582-4203

McMoRan Exploration Co.
Reports First-Quarter 2011 Results

HIGHLIGHTS

▪	Shallow Water, Ultra-Deep Exploration & Development Activities:
o	Davy Jones
o
Offset appraisal well (Davy Jones No. 2) has been drilled to a true vertical depth (TVD) of 30,546 feet and McMoRan is preparing to evaluate the exploration objectives in the Cretaceous section below the identified Wilcox pay sands with wireline logs.

o	In February 2011, preliminary log results from the Davy Jones No. 2 confirmed Wilcox sand continuity and the major structural features of the Davy Jones prospect.
o	Completion and flow testing of the Davy Jones discovery well (Davy Jones No. 1) expected by year-end 2011.
o	Blackbeard East
o	Drilled to a TVD of 32,559 feet. Plan to deepen, pending resolution of mechanical issue.
o
Exploration results to date indicate updip potential in the Miocene (178 net feet of hydrocarbons) above 25,000 feet and downdip potential in the Oligocene (Frio) and Eocene (Sparta) below 30,000 feet.

o	Lafitte
o	Commenced drilling on October 3, 2010 and is drilling below 20,950 feet towards a proposed total depth of 29,950 feet.
▪	Shallow Water, Deep Gas Exploration & Development Activities:
o	Laphroaig No. 2
o	Successful production test in April 2011 – gross rate of approximately 54 million cubic feet of natural gas per day (MMcf/d), approximately 16 MMcf/d net to McMoRan.
o	Production expected to commence in the second quarter of 2011 and results from the production test will be used to determine the optimal flow rate.
o	Hurricane Deep commenced drilling on January 20, 2011 and is drilling below 17,300 feet towards a proposed total depth of 21,700 feet.
o	Boudin exploratory well commenced drilling on February 27, 2011 and is drilling below 10,800 feet towards a proposed total depth of 23,100 feet.
o	Brazos A-23 development well commenced drilling on February 13, 2011, and is currently drilling below 14,100 feet with a planned total depth of 16,120 feet.
▪	First-quarter 2011 production averaged 195 MMcfe/d net to McMoRan, compared with 190 MMcfe/d in the first quarter of 2010.
▪	Average daily production for 2011 is expected to approximate 175 MMcfe/d net to McMoRan, including 190 MMcfe/d in second quarter 2011.
▪	Operating cash flows totaled $33.5 million for the first quarter of 2011, including working capital uses of $22.7 million and $22.2 million in abandonment expenditures.
▪	Capital expenditures totaled $96.5 million in the first quarter of 2011.
▪	Cash at March 31, 2011 totaled $836.7 million.

NEW ORLEANS, LA, April 18, 2011 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $27.6 million, $0.17 per share, for the first quarter of 2011 compared with a net loss applicable to common stock of $66.2 million, $0.74 per share, for the first quarter of 2010.

James R. Moffett and Richard Adkerson, McMoRan’s Co-Chairmen, said, “The theme of McMoRan’s 2010 annual report, “Buried Treasures on the Shelf,” characterizes our deep drilling activities in the shallow waters of the Gulf of Mexico and highlights the significance of this developing trend.  Results to date in our program indicate the potential for large structures, similar to large discoveries onshore South Louisiana and in the deepwater of the Gulf of Mexico.  We have six wells currently drilling and an extensive prospect inventory, which provide opportunities for significant future production and reserve additions.”

SUMMARY FINANCIAL TABLE*

	First Quarter
	2011		2010
	(In thousands, except per
	share amounts)
Revenues	$ 137,004		$ 132,488
Operating loss	(9,265)		(41,282)
Loss from continuing operations	(14,534)		(51,754)
Loss from discontinued operations	(1,244)		(1,640)
Net loss applicable to common stock(a, b)	$ (27,550	) (c)	$ (66,160)
Diluted net loss per share:
Continuing operations	$(0.16)		$(0.72)
Discontinued operations	(0.01)		(0.02)
Applicable to common stock	$(0.17)		$(0.74)
Diluted average common shares outstanding	157,851		89,762
Operating cash flows(d)	$ 33,546		$ 80,294
EBITDAX(e)	$ 78,651		$ 84,730
Capital expenditures	$ 96,542		$ 40,838

*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after the date of this release but prior to the filing of McMoRan’s March 31, 2011 Form 10-Q, the related costs incurred through March 31, 2011 would be charged to expense in McMoRan’s first-quarter 2011 financial statements.  McMoRan’s total drilling costs for its eight in-progress or unproven wells totaled $335.5 million and its drilling costs in the Brazos A-23 development well totaled $18.3 million at March 31, 2011.  In addition, McMoRan’s leasehold costs for the in-progress wells acquired from Plains Exploration & Production Company (PXP) in the fourth quarter of 2010 totaled $662.7 million.

a.	After preferred dividends.
b.	Includes impairment charges totaling $21.4 million and $57.0 million in the first quarters of 2011 and 2010, respectively, to reduce certain fields’ net carrying value to fair value.
c.	Includes McMoRan’s share of insurance reimbursements related to losses incurred from the September 2008 hurricanes totaling $16.4 million in the first quarter of 2011.
d.
Includes reclamation spending of $22.2 million in the first quarter of 2011 and $17.5 million in the first quarter of 2010.  Also includes working capital sources (uses) of $(22.7) million in first-quarter 2011 and $31.2 million in first-quarter 2010.

e.	See reconciliation of EBITDAX to net loss applicable to common stock on page II.

PRODUCTION AND DEVELOPMENT ACTIVITIES

First-quarter 2011 production averaged 195 MMcfe/d net to McMoRan, compared with 190 MMcfe/d in the first quarter of 2010.  Production in the first quarter of 2011 was above McMoRan’s previously reported estimates of 175 MMcfe/d in January 2011 and 190 MMcfe/d in March 2011 because of improved performance at certain fields and lower than expected downtime for maintenance.  Production is expected to average approximately 190 MMcfe/d in the second quarter of 2011 and 175 MMcfe/d for the year, higher than the previous 2011 annual estimate of 160 MMcfe/d, reflecting favorable production performance and projected start up at Laphroaig.  McMoRan’s estimated production rates are dependent on the timing of planned recompletions and start ups, production performance and other factors.

Production from the Flatrock field averaged a gross rate of approximately 183 MMcfe/d (75 MMcfe/d net to McMoRan) in the first quarter of 2011.  The operator successfully recompleted the No. 229 well and production recommenced in the first quarter of 2011.  McMoRan owns a 55.0 percent working interest and a 41.3 percent net revenue interest in the Flatrock field.

As previously reported, McMoRan performed a successful production test on the Laphroaig No. 2 well in St. Mary Parish, Louisiana.  The production test indicated a gross rate of approximately 54 MMcf/d (approximately 16 MMcf/d net to McMoRan) and zero barrels of water on a 30/64th choke with flowing tubing pressure of 9,989 pounds per square inch (PSI).  McMoRan will use the results of the production test to determine the optimal flow rate for the well.  The well is expected to commence production in the second quarter of 2011.  McMoRan owns a 38.4 percent working interest and a 29.5 percent net revenue interest in the Laphroaig No. 2 well.  Energy XXI (NASDAQ: EXXI) holds an 18.6 percent working interest.  McMoRan’s investment in the Laphroaig No. 2 well totaled $16.5 million at March 31, 2011.

The Brazos A-23 development well commenced drilling on February 13, 2011, and is currently drilling below 14,100 feet with a planned total depth of 16,120 feet.  This traditional shelf well is targeting proved undeveloped reserves updip from logged pay zones.  McMoRan owns a 100.0 percent working interest and an 81.25 percent net revenue interest in the well.  McMoRan’s investment in Brazos A-23 totaled $18.3 million at March 31, 2011.

EXPLORATION ACTIVITIES

McMoRan’s exploration strategy is focused in the shallow waters of the Gulf of Mexico (GOM) and Gulf Coast area on the “ultra-deep gas play” and on the “deep gas play.”  Ultra-deep prospects target objectives typically at depths below 25,000 feet beneath the salt weld in the Miocene and older age sections that have been correlated to those sections that have been productive onshore and in deepwater drilling by other industry participants.  Deep gas prospects target large Miocene age deposits above the salt weld (i.e. listric fault) at depths typically between 15,000 to 25,000 feet.  McMoRan is operator of five in-progress exploration wells:

DRILLING SCHEDULE
	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Depth	Spud Date
Ultra-Deep Exploration Wells
South Marsh Island Block 234 “Davy Jones offset appraisal”	60.4	47.9	30,546’	preparing to log well	April 7, 2010
South Timbalier Block 144 “Blackbeard East”	70.0	56.2	32,559’	34,000’	March 8, 2010
Eugene Island Block 223 “Lafitte”	72.0	58.3	20,950’	29,950’	October 3, 2010
Deep Gas Exploration Wells
South Marsh Island Block 217 “Hurricane Deep”	55.0	38.8	17,300’	21,700’	January 20, 2011
Eugene Island Block 26 “Boudin”	74.1	58.8	10,800’	23,100’	February 27, 2011

Shallow Water, Ultra-Deep Exploration Activities

The Davy Jones offset appraisal well (Davy Jones No. 2) has been drilled to a total depth of 30,546 feet and McMoRan is preparing to evaluate the exploration objectives in the Cretaceous section below the identified Wilcox pay sands.  Based on interpretations of drilling data, McMoRan believes the well has encountered the Cretaceous section.  If confirmed, McMoRan believes the combination of productive Wilcox and Cretaceous sections on the same structure could enhance the prospectivity of Davy Jones and the value of McMoRan’s other ultra-deep prospects on its acreage position within the Davy Jones trend.

In February 2011, McMoRan announced preliminary data from wireline logs over the interval from 25,400 feet to 27,300 feet in the Davy Jones No. 2 well.  The logs, which continue to be evaluated, indicated over 200 gross feet of sand and approximately 100 net feet of sand, based on intermittent porosity data available, in multiple Wilcox zones that appear to be hydrocarbon bearing.  Additional data will be required to complete the evaluation.  Paleo and log data indicate the offset well to be approximately 1,300 feet structurally high (up dip) to the Davy Jones discovery well (Davy Jones No. 1) and confirm the major structural features of the Davy Jones prospect.  All but one of the sands in the discovery well appear to be present in the offset well, which would confirm sand continuity on the Davy Jones feature.  This information also suggests that the Wilcox sands at Davy Jones could be sheet sands (not channel sands) and could be present at other McMoRan prospects on its acreage position within the Davy Jones trend.  These results support the wedge effect seen on other large sub-salt structures in the GOM, where sands generally thicken on the flanks of the structure.

The Davy Jones No. 2 well is located two and a half miles southwest of the Davy Jones No. 1 well.  Based on analogs with a number of other large sub-surface structures in the GOM, McMoRan believes there is potential for thicker sands on the northern part of the structure, which is closer to the depositional source.

As previously reported, in January 2010 McMoRan logged 200 net feet of pay in multiple Wilcox sands in the Davy Jones No. 1 well on South Marsh Island Block 230.  In March 2010, a production liner was set and the well was temporarily abandoned to prepare for completion.  Long-lead time equipment has been ordered and completion and flow testing of Davy Jones No. 1 is expected by year-end 2011.

Davy Jones involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres).  McMoRan holds a 60.4 percent working interest and a 47.9 percent net revenue interest in Davy Jones.  Other working interest owners in Davy Jones include: EXXI (15.8%), Nippon Oil Exploration USA Limited (12%), W.A. "Tex" Moncrief, Jr. (8.8%) and a private investor (3%).  McMoRan’s total investment in Davy Jones, a substantial majority of which is associated with allocated costs associated with the PXP property acquisition, totaled $562.4 million at March 31, 2011.

The Blackbeard East ultra-deep exploration well commenced drilling on March 8, 2010 and has been drilled to a TVD of 32,559 feet.  McMoRan is continuing to address a mechanical issue that was encountered in drilling the well during the first quarter of 2011.  Pending resolution of the mechanical issue, McMoRan plans to deepen the well to a proposed total depth of 34,000 feet. Based on interpretations of drilling data, McMoRan believes the well has encountered Sparta sands in the Eocene, which are younger than the Wilcox and have been found to be productive in certain onshore fields in South Louisiana.  Wireline logs will be required to evaluate this interval.

As reported in January 2011, wireline logs have indicated that Blackbeard East has encountered hydrocarbon bearing sands in the Oligocene (Frio) with good porosity below 30,000 feet.  McMoRan is considering down dip drilling opportunities on the flanks of the structure to evaluate this section further.  This is the first hydrocarbon bearing Frio sand encountered either on the GOM Shelf or in the deepwater offshore Louisiana.  The Frio sand section below 30,000 feet is in addition to the 178 net feet of hydrocarbons in the Miocene sands announced in December 2010 above 25,000 feet at Blackbeard East.  Pressure and temperature data below the salt weld between 19,500 feet and 24,600 feet at Blackbeard East indicate that a completion could utilize conventional equipment and technologies.  In 2011, McMoRan plans to drill a 25,000 foot offset appraisal well to further evaluate and delineate these Miocene zones.

Blackbeard East is located in 80 feet of water on South Timbalier Block 144.  McMoRan holds a 70.0 percent working interest and a 56.2 percent net revenue interest in the well.  Other working interest owners in Blackbeard East include: EXXI (18.0%), W.A. "Tex" Moncrief, Jr. (10.0%) and a private investor

(2.0%).  McMoRan’s total investment in Blackbeard East, which includes allocated costs associated with the PXP property acquisition, totaled $192.0 million at March 31, 2011.

The Lafitte ultra-deep exploration well commenced drilling on October 3, 2010 and is currently drilling below 20,950 feet towards a proposed total depth of 29,950 feet.  Lafitte is located on Eugene Island Block 223 in 140 feet of water.  The well is targeting Miocene objectives and possibly Oligocene (Frio) sections below the salt weld.  McMoRan holds a 72.0 percent working interest and 58.3 percent net revenue interest in Lafitte.  Other working interest owners in Lafitte include: EXXI (18.0%), and W.A. "Tex" Moncrief, Jr. (10.0%).  McMoRan’s total investment in Lafitte, which includes allocated costs associated with the PXP property acquisition, totaled $78.9 million at March 31, 2011.

Shallow Water, Deep Gas Exploration Activities

The Hurricane Deep well, which is located on the southern flank of the Flatrock structure in 12 feet of water on South Marsh Island Block 217, commenced drilling on January 20, 2011 and is drilling below 17,300 feet.  The well has a proposed total depth of 21,700 feet and is targeting the thick Gyro sand encountered in the Hurricane Deep No. 226 well in 2007 and potential deeper Gyro zones.  McMoRan holds a 55.0 percent working interest and a 38.8 percent net revenue interest in Hurricane Deep.  Certain of McMoRan’s costs to re-drill the well to 18,450 feet are expected to be recovered from insurance programs.  McMoRan’s total investment in Hurricane Deep, which includes allocated costs associated with the PXP property acquisition, totaled $45.2 million at March 31, 2011.

The Boudin deep gas exploration well commenced drilling on February 27, 2011 and is drilling below 10,800 feet.  Boudin, which is located in 20 feet of water on Eugene Island Block 26, has a proposed total depth of 23,100 feet and will test Miocene objectives.  McMoRan holds a 74.1 percent working interest and a 58.8 percent net revenue interest in Boudin. McMoRan’s total investment in Boudin, which includes allocated costs associated with the PXP property acquisition, totaled $28.3 million at March 31, 2011.

McMoRan is planning to perform additional production testing and evaluation of the Blueberry Hill No. 9 STK1 well in the second quarter of 2011.  As previously reported, wireline logs indicated that the well encountered 105 net feet of hydrocarbon bearing sands with exceptional porosity in the Miocene.  The well was completed and then shut in after results from the production test indicated a range of rates and pressures.  Blueberry Hill is located on Louisiana State Lease 340 in approximately 10 feet of water.  McMoRan owns a 90.8 percent working interest and a 62.8 percent net revenue interest in the well.  McMoRan’s investment in the Blueberry Hill No. 9 STK1 well totaled $32.5 million at March 31, 2011.

REVENUES

McMoRan’s first-quarter 2011 oil and gas revenues totaled $133.7 million, compared to $128.8 million during the first quarter of 2010.  During the first quarter of 2011, McMoRan’s sales volumes totaled 11.7 Bcf of gas, 686,700 barrels of oil and condensate and 1.7 Bcfe of plant products, compared to 11.2 Bcf of gas, 691,500 barrels of oil and condensate and 1.7 Bcfe of plant products in the first quarter of 2010.  McMoRan’s first-quarter comparable average realizations for gas were $4.54 per thousand cubic feet (Mcf) in 2011 and $5.53 per Mcf in 2010; for oil and condensate McMoRan received an average of $96.76 per barrel in first-quarter 2011 compared to $76.34 per barrel in first-quarter 2010.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES

At March 31, 2011, McMoRan had $836.7 million in cash.  Total debt was $560.5 million at March 31, 2011, including $74.7 million in Convertible Senior Notes due in October 2011 with a conversion price of $16.575 per share and $185.8 million in Convertible Senior Notes due in December 2017 with a conversion price of $16.00 per share.  McMoRan currently has no amounts borrowed under its $150 million revolving credit facility and $50 million in availability after considering $100 million in outstanding letters of credit.

Capital expenditures totaled $96.5 million for the first quarter of 2011.  Depending on drilling results and follow on development opportunities, McMoRan expects 2011 capital expenditures to approximate $400 million to $500 million.  The low end of the range includes approximately $250 million in exploration and $150 million in development spending.  Capital spending will continue to be driven by opportunities and may be increased with additional exploration success.

Net abandonment expenditures, which include scheduled conventional and hurricane-related work, totaled $22.2 million in the first quarter of 2011.  Abandonment expenditures are expected to approximate $135 million in 2011.  In the first quarter of 2011, McMoRan recorded $16.4 million in gains for reimbursable costs associated with its insurance programs.  Since 2009, McMoRan has recorded $80.0 million in gains associated with the 2008 hurricane events in the GOM and continues to pursue reimbursement of certain hurricane-related abandonment costs under its insurance programs.

WEBCAST INFORMATION

A conference call with securities analysts to discuss McMoRan’s first-quarter 2011 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.mcmoran.com”.   A replay of the webcast will be available through Friday, May 13, 2011.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We caution readers that those statements are not guarantees of future performance or exploration and development success, and our actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, capital expenditures, reclamation costs, anticipated and potential production and flow rates, and other statements that are not historical facts. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition.  Important factors that can cause actual results to differ materially from the results anticipated by forward-looking statements include, but are not limited to, those associated with general economic and business conditions, failure to realize expected value creation from acquired properties, exercise of preferential rights to purchase, variations in the market demand for, and prices of, oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced by wells operated by third parties where we are a participant), oil and natural gas reserve expectations, the potential adoption of new governmental regulations, failure of third party partners to fulfill their commitments, the ability to satisfy future cash obligations and environmental costs, adverse conditions, such as high temperatures and pressure that could lead to mechanical failures or increased costs, the ability to hold current or future lease acreage rights, the ability to satisfy future cash obligations and environmental costs, access to capital to fund drilling activities, as well as other general exploration and development risks and hazards, and other factors described in more detail in Part I, Item 1A. "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

This press release contains a financial measure, earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX), commonly used in the oil and natural gas industry but not defined under GAAP. As required by SEC Regulation G, reconciliations of this measure to amounts reported in McMoRan’s consolidated financial statements are included in the supplemental schedules of this press release.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended March 31,
	2011	2010
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and natural gas	$133,712	$128,846
Service	3,292	3,642
Total revenues	137,004	132,488
Costs and expenses:
Production and delivery costs	47,957	42,785
Depletion, depreciation and amortization expense a	86,670	108,245
Exploration expenses b	12,778	12,409
Gain on oil and gas derivative contracts	-	(3,745)
General and administrative expenses	15,952	13,743
Main Pass Energy Hub™ costs	235	333
Insurance recoveries c	(16,423)	-
Gain on sale of oil and gas property	(900)	-
Total costs and expenses	146,269	173,770
Operating loss d	(9,265)	(41,282)
Interest expense, net e	(5,449)	(10,533)
Other income, net	180	61
Loss from continuing operations before income taxes	(14,534)	(51,754)
Income tax expense	-	-
Loss from continuing operations	(14,534)	(51,754)
Loss from discontinued operations	(1,244)	(1,640)
Net loss	(15,778)	(53,394)
Preferred dividends and inducement payments for early conversion of
convertible preferred stock f	(11,772)	(12,766)
Net loss applicable to common stock	$(27,550)	$(66,160)

Basic and diluted net loss per share of common stock:
Continuing operations	$ (0.16)	$ (0.72)
Discontinued operations	(0.01)	(0.02)
Net loss per share of common stock	$ (0.17)	$ (0.74)
Average shares outstanding:
Basic and diluted	157,851	89,762

a.
Includes impairment charges totaling $21.4 million and $57.0 million in the first quarters of  2011 and 2010, respectively.  Also includes adjustments totaling approximately $14.7 million for asset retirement obligations associated with certain of McMoRan’s oil and gas properties in the first quarter 2011.

b.	Includes charges for non-productive well costs of $2.1 million in 2011 and $4.6 million in 2010.
c.	Represents McMoRan’s share of insurance reimbursements related to losses incurred from the September 2008 hurricanes.
d.
Includes non-cash stock-based compensation totaling $9.9 million and $9.7 million in the 2011 and 2010 periods, respectively.  These amounts include charges for immediately vested stock options and stock options granted to retirement-eligible employees which results in one-year’s compensation expense being immediately recognized at the date of grant.  These charges totaled $7.2 million and $6.7 million in the first quarters of 2011 and 2010, respectively.

e.	Net of interest capitalized to in-progress drilling projects of approximately $8.8 million and $1.2 million in the first quarters of 2011 and 2010, respectively.
f.
Includes a $1.5 million payment to induce the conversion of approximately 8,100 shares of McMoRan’s 8% convertible perpetual preferred stock into approximately 1.2 million shares of its common stock in the first quarter of 2011. Includes $8.9 million of payments to induce the conversion of approximately 47,600 shares of McMoRan’s 8% convertible perpetual preferred stock into approximately 7.0 million shares of its common stock in the first quarter of 2010.

I

McMoRan EXPLORATION CO.
RECONCILATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE) (Unaudited)

EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not a recognized accounting term under accounting principles generally accepted in the United States of America (GAAP).  As defined by McMoRan, EBITDAX reflects the company’s adjusted oil and gas operating income (loss).   EBITDAX is derived from net loss from continuing operations before other income, net; interest expense, net; income tax expense; Main Pass Energy HubTM costs; exploration expenses; depletion, depreciation and amortization expense; hurricane repair charges included in production and delivery costs; stock-based compensation charged to general and administrative expenses; PXP Acquisition transaction costs charged to general and administrative expenses; insurance recoveries; gain on sale of oil and gas property; and change in fair value of oil and gas derivative contracts.  EBITDAX should not be considered by itself or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of McMoRan’s profitability or liquidity.  Because EBITDAX excludes some, but not all, items that affect net income (loss), the computation of this non-GAAP financial measure may be different from similar presentations of other companies, including oil and gas companies in our industry.  As a result, the EBITDAX data presented below may not be comparable to similarly titled measures of other companies.

McMoRan’s management utilizes both the GAAP and non-GAAP results presented in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results are useful to investors and other internal and external users of our financial statements in evaluating our operating performance, and such analysis can be enhanced by excluding the impact of these items to help investors meaningfully compare our results from period to period.  The following is a reconciliation of reported amounts from net loss applicable to common stock to EBITDAX (in thousands):

	First Quarter
	2011	2010

Net loss applicable to common stock, as reported	$(27,550)	$(66,160)
Preferred dividends and inducement payments for early conversion
of convertible preferred stock	11,772	12,766
Loss from discontinued operations	1,244	1,640
Loss from continuing operations, as reported	(14,534)	(51,754)

Other income, net	(180)	(61)
Interest expense, net	5,449	10,533
Income tax expense	-	-
Main Pass Energy HubTM costs	235	333
Exploration expenses	12,778	12,409
Depletion, depreciation and amortization expense	86,670	108,245
Hurricane repair charges included in production and delivery costs	43	537
Stock-based compensation charged to general and
administrative expenses	5,233	4,930
PXP Acquisition transaction costs charged to general and
administrative expenses	280	-
Insurance recoveries	(16,423)	-
Gain on sale of oil and gas property	(900)	-
Change in fair value of oil and gas derivative contracts	-	(442)
EBITDAX	$78,651	$84,730

II

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	First Quarter
	2011	2010
Sales volumes:
Gas (thousand cubic feet, or Mcf)	11,669,400	11,238,800
Oil (barrels)	686,700	691,500
Plant products (Mcf equivalent) a	1,738,600	1,749,000
Average realizations:
Gas (per Mcf)	$ 4.54	$ 5.53
Oil (per barrel)	96.76	76.34

a.
Results include approximately $14.0 million and $13.9 million of revenues associated with plant products (ethane, propane, butane, etc.) during the first quarters of 2011 and 2010, respectively.  One Mcf equivalent is determined using an estimated energy content differential ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

III

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2011	2010
	(In Thousands)
ASSETS
Cash and cash equivalents	$836,669	$905,684
Accounts receivable	87,469	86,516
Inventories	32,488	38,461
Prepaid expenses	10,232	15,478
Current assets from discontinued operations, including restricted cash
of $473	473	702
Total current assets	967,331	1,046,841
Property, plant and equipment, net	1,858,148	1,785,607
Restricted cash	55,229	53,975
Deferred financing costs and other assets	8,777	9,952
Long-term assets from discontinued operations	2,989	2,989
Total assets	$2,892,474	$2,899,364

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$85,995	$102,658
Accrued liabilities	114,686	99,363
Accrued interest and dividends payable	23,461	6,768
Current portion of accrued oil and gas reclamation costs	121,533	120,970
5¼% convertible senior notes	74,720	74,720
Current portion of accrued sulphur reclamation costs (discontinued operations)	7,670	11,772
Current liabilities from discontinued operations	3,360	1,993
Total current liabilities	431,425	418,244
11.875% senior notes	300,000	300,000
4% convertible senior notes	185,782	185,256
Accrued oil and gas reclamation costs	233,728	237,654
Other long-term liabilities	16,086	16,596
Accrued sulphur reclamation costs (discontinued operations)	13,757	13,494
Other long-term liabilities from discontinued operations	4,248	3,783
Total liabilities	1,185,026	1,175,027
Stockholders' equity	1,707,448	1,724,337
Total liabilities and stockholders' equity	$2,892,474	$2,899,364

IV

 McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOW (Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	(In Thousands)
Cash flow from operating activities:
Net loss	$(15,778)	$(53,394)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	1,244	1,640
Depletion, depreciation and amortization expense	86,670	108,245
Exploration drilling and related expenditures	2,052	4,612
Compensation expense associated with stock-based awards	9,848	9,688
Amortization of deferred financing costs	1,515	896
Change in fair value of oil and gas derivative contracts	-	(442)
Reclamation expenditures, net of prepayments by third parties	(22,238)	(17,540)
Increase in restricted cash	(1,255)	(3,753)
Gain on sale of oil and gas property	(900)	-
Other	(203)	227
(Increase) decrease in working capital:
Accounts receivable	(14,695)	20,164
Accounts payable and accrued liabilities	(20,219)	7,109
Prepaid expenses, inventories and other	12,224	3,880
Net cash provided by continuing operations	38,265	81,332
Net cash used in discontinued operations	(4,719)	(1,038)
Net cash provided by operating activities	33,546	80,294

Cash flow from investing activities:
Exploration, development and other capital expenditures	(96,542)	(40,838)
Proceeds from sale of oil and gas property	900	-
Net cash used in continuing operations	(95,642)	(40,838)
Net cash activity from discontinued operations	-	-
Net cash used in investing activities	(95,642)	(40,838)

Cash flow from financing activities:
Dividends paid and inducement payments on early conversion
of convertible preferred stock	(6,924)	(13,274)
Debt and equity issuance costs	(543)	-
Proceeds from exercise of stock options and other	548	178
Net cash used in continuing operations	(6,919)	(13,096)
Net cash activity from discontinued operations	-	-
Net cash used in financing activities	(6,919)	(13,096)
Net increase (decrease) in cash and cash equivalents	(69,015)	26,360
Cash and cash equivalents at beginning of year	905,684	241,418
Cash and cash equivalents at end of period	$836,669	$267,778

V